Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ParkerVision, Inc.

Jacksonville, Florida

We hereby consent to the use in this Registration Statement on Amendment No. 1 to Form S-1 of ParkerVision, Inc. (the “Company”) of our report dated March 28, 2023, relating to the consolidated financial statements of the Company as of December 31, 2022 and 2021, and for each of the years in the two-year period ended December 31, 2022, which appears in this Registration Statement.  Our report contains an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ MSL, P.A.

Fort Lauderdale, Florida

May 8, 2023